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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

                                                            For Lazard Freres at
At ARV                     For ARV at FRB                   Principal Communications
------                     --------------                   ------------------------
Graham P. Espley-Jones     Timothy Kent                     Doug Donsky
Patrick M. Donovan         Moira Conlan (analyst contact)   Arthur O'Connor
(714) 751-7400             (310) 442-0599                   (212) 303-7608/7606


             LAZARD FRERES AFFILIATE TO INVEST $135 MILLION IN ARV
             9.6 Million Newly Issued Shares To Be Purchased at $14


COSTA MESA, CA, July 15, 1997 -- ARV Assisted Living (NASDAQ:ARVI) and Prometheus Assisted Living LLC, an affiliate of Lazard Freres Real Estate Investors LLC (LFREI), today announced that Prometheus has committed to invest $135 million by June 30, 1999 to acquire approximately 9.6 million newly-issued shares of ARV at $14 per share, an approximately 23% increase over Monday's closing price. Prometheus will ultimately hold a 49.9% equity stake of ARV.

The proposed transaction has received the unanimous approval of ARV's Board of Directors, which received a "fairness opinion" dated July 14, 1997, from Salomon Brothers Inc., ARV's financial advisor. Management, which controls approximately 25% of the Company's outstanding shares, has also indicated that it supports the transaction and will vote accordingly.

Under the terms of the agreement, Prometheus will purchase approximately 1.9 million newly-issued restricted common shares (or 19.9%) by the end of August. Approximately 3.1 million shares will then be purchased subject to shareholder approval for the transaction, which is expected to be sought in October. The final approximately 4.6 million shares will be purchased by Prometheus, as additional capital is needed by ARV, at any time through June 30, 1999. The Prometheus investment will be used by ARV to continue to implement its acquisition and development plans, to strengthen systems and operations, and to expand services.

The transaction is subject to a number of conditions, including the option of Prometheus to terminate the transaction prior to completion of its due diligence, which will conclude no later than July 31, 1997 (unless earlier waived), and the consent of certain third parties. Under certain circumstances, Prometheus will be entitled to a termination fee of up to $13 million plus expenses if the transaction is not approved by shareholders.


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Following shareholder approval, the Company's Board of Directors will be expanded from seven to 11 members. The additional four directors, who will include Robert P. Freeman, President of LFREI, will be appointed by LFREI. After the addition of the LFREI appointed directors, the Bylaws of ARV will be amended to state that all Board actions will require approval of 8 of the 11 directors. In addition, an Executive Committee of the Board of Directors, initially consisting of five members, two of whom will be appointed by LFREI, will be delegated authority to approve certain Board actions by the affirmative vote of four of the five members. LFREI has also been granted certain participation rights to purchase securities from ARV to maintain its percentage ownership.

For LFREI, the investment is its first in the $12 billion assisted living industry and the second time in as many months that the firm has made a major investment in a California-based company. On June 2, LFREI announced a $235 million investment in Alexander Haagen Properties, Inc., a self-managed real estate investment trust.

"We are pleased that Lazard Freres Real Estate Investors has chosen ARV Assisted Living as its exclusive investment vehicle in the assisted living industry," said ARV Chairman and Chief Executive Officer Gary L. Davidson. "With the commitment of Prometheus, ARV is positioned to continue its expansion in the assisted living industry. The terms of the transaction allow all the shareholders to participate in our future success. By the year 2000, the demand for assisted living is expected to more than double. ARV expects to be one of the leaders in capturing this growth, and plans to use the affiliation with LFREI to be on the forefront of consolidation in this highly fragmented industry."

Arthur P. Solomon, Chairman of LFREI and Senior Managing Director of Real Estate at Lazard Freres & Co. LLC, said, "ARV's large base of existing facilities, combined with its experienced management, makes it a formidable platform to pursue leadership in one of the newest and fastest growing sectors of the economy. Our investment will be used to sustain growth as well as develop information and operating systems to propel the company to the next level of growth in its assisted living and health care businesses." The Company previously announced that it expects to recruit another senior executive to serve as chief operating officer. LFREI will be actively involved in this selection process.

In a concurrent development, the Company announced that it has adopted a shareholders rights plan under which ARV has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of ARV common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquired 10% or more of the Company's stock or announces a tender offer for 10% of the common stock. When exercisable, each Right (except the Rights held by the acquiring person) will entitle its holder to purchase, at the Right's then-current exercise price, a number of common


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shares of ARV having a market value at the time of twice the Right's exercisable price. If ARV is acquired in a merger or other business combination transaction which has not been approved by ARV's Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. The shares purchased by LFREI will be exempt from the provisions of the rights plan as will the shares owned by Gary L. Davidson, the company's Chief Executive Officer and President, who currently beneficially owns approximately 10% of the Company's common stock.


                                    *  *  *

ARV Assisted Living, formerly American Retirement Villas, founded in 1980, is one of the largest operators of assisted living facilities in the nation operating 48 facilities with 6,150 units and six facilities under construction in California, Colorado, Florida, Massachusetts, Nevada, and New York. The company reported total revenue for the year ended March 31, 1997, of $83.9 million, an increase of 151% over revenue for the year ended March 31, 1996. The company's initial public offering was in October 1995.

Lazard Freres Real Estate Investors LLC is a real estate investment affiliate of Lazard Freres & Co. LLC, a leading global investment bank. LFREI manages several realty investment funds including LF Strategic Realty Investors, LP, a strategic investment fund capitalized with almost $1 billion. Since its inception, LFREI has acquired sizable investment stakes in a select group of leading real estate operating companies, including American Apartment Communities; RF&P Corporation (renamed Commonwealth Atlantic Properties); Dermody Properties; and Bell Atlantic Properties (renamed Atlantic American Properties Trust); and Alexander Haagen Properties, Inc.

The forward-looking statements in this release concerning development and future results are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include, without limitation, licensing, permitting, construction delays, cost increases, changes in business conditions, meeting all completion requirements including licensure and the availability of financing for developments. These and other risks are set forth in the Company's Form 10-K as filed with the Securities and Exchange Commission for the year ended March 31, 1997.

For more information about ARV via facsimile at no cost, call 1-800-PRO-INFO and dial code ARVI.


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